TIDAL ETF TRUST 485BPOS

Exhibit 99(i)(xxxvii)

April 28, 2023

Tidal ETF Trust

898 N. Broadway, Suite 2

Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 5, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the Acruence Active Hedge U.S. Equity ETF, series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, GREEN BAY, APPLETON, AND EAU CLAIRE, WISCONSIN AND WASHINGTON, D.C.
GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.